China Shen Zhou Mining & Resources, Inc. Announces Second Quarter 2008 Financial Results

August 14, 2008- China Shen Zhou Mining & Resources, Inc. (American Stock Exchange: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other non ferrous metals in China, today announced its financial results for the second quarter and six months ended June 30, 2008.

Second Quarter 2008 Financial Results

Net revenues for the second quarter were $1.2 million, as compared to $4.9 million in the same period last year. Net loss for the quarter was $2.1 million, as compared to a profit of $1.3 million for same period last year. The decrease in net revenues is mainly attributed to Qianzhen Mining, whose zinc processing operations were materially impacted by a shortage of ore supplies. The loss is attributed to significant increases in general and administrative expenses primarily due to (i) increased trial operating expense of $1 million by Xiangzhen and (ii) increased administrative expense of $0.92 million for Xiangzhen Mining’s Beijing Office and the newly acquired Tun-Lin in Kyrgyzstan.

For the six months ended June 30, 2008, revenues were $1.9 million, as compared to $7.8 million for the same period last year. Net loss for the six months was $6 million as compared to a profit of $109,000 for the same period for the prior year.

Sequentially, revenue increased 58% as compared to the first quarter of this fiscal year.

Ms. Jessica Yu, Chairwoman and CEO of China Shen Zhou, stated “As we move forward into the second half of 2008, we expect to see improved results from several of our mining properties. At the Xingzhen Mining project, we have seen many positive results as a result of our exploration program. There have been heavy ore bodies found, which are of excellent industrial value. The average grade for zinc is 8.9%, 0.45% for copper, and the depth for this large ore body is 76.33 meters.”

“We were successful in the trial operation of the newly completed fluorite processing plant in Xiangzhen. Additionally, to take advantage of rapidly increasing price of concentrate sulfur, we produced sulfur concentrate at our Qianzhen Mining property by utilizing accumulated sulfur-bearing tailings, in order to mitigate the impact of the supply issues on the Company’s production in the second quarter. We believe these efforts will enable us to move forward and manage our operations in a successful manner,” concluded Ms. Yu.

Recent Events
The Company announced that it has obtained approval for the new mining license of its gold-copper mine from the Kyrgyzstan Geological and Mining Resources Department. The validity for this license lasts thirteen (13) years, from July 2008 until December 31, 2021.

Xingzhen Mining, a wholly owned subsidiary, in Xinjiang Uyghur Autonomous Region, has signed one new supply contract for copper and zinc concentrates with Weng Niu Te Qi Rui Peng Mining Company ('Rui Peng'), based in Chifeng City, Inner Mongolia. The total value of this contract is approximately $1.6 million (RMB 11 million).

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ('AFMG'), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel: +86-10-6887-2811
Email: investor@chinaszky.com
Web: http://www.chinaszmg.com

In the U.S.:
David Elias
Investor Relations
DME Capital LLC
Tel: +1-516-967-0205
Email: dave@dmecapital.com